Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 30, 2019, pursuant to the terms of the Membership Interest Purchase Agreement, dated August 30, 2019 (the “Production Solutions Agreement”), Nine Energy Service, Inc. (the “Company”) sold its Production Solutions segment (the “Production Solutions Disposition”) for approximately $17 million in cash, subject to working capital adjustments.

On October 25, 2018 (the “Magnum Closing Date”), pursuant to the terms of the Securities Purchase Agreement, dated October 15, 2018 (as amended on June 7, 2019, the “Magnum Purchase Agreement”), the Company acquired all of the equity interests of Magnum Oil Tools International, LTD, Magnum Oil Tools GP, LLC and Magnum Oil Tools Canada Ltd. (such entities collectively, “Magnum” and such acquisition, the “Magnum Acquisition”) for approximately $334.5 million in upfront cash consideration, subject to customary adjustments, and 5.0 million shares of the Company’s common stock, which were issued to the sellers of Magnum in a private placement. The Magnum Purchase Agreement also includes the potential for additional future payments in cash of (i) up to 60% of net income (before interest, taxes, and certain gains or losses) for the “E-Set” tools business in 2019 through 2026 and (ii) up to $25.0 million based on sales of certain dissolvable plug products in 2019 (the “Magnum Earnout”).

On the Magnum Closing Date, the Company issued $400.0 million principal amount of 8.750% Senior Notes due 2023 (the “Notes”) at par. Also on the Magnum Closing Date, the Company entered into a credit agreement, dated as of October 25, 2018, by and among the Company, Nine Energy Canada Inc., JPMorgan Chase Bank, N.A. as administrative agent and as an issuing lender, and certain other financial institutions party thereto as lenders and issuing lenders, that permits aggregate borrowings of up to $200.0 million, subject to a borrowing base, including a Canadian tranche with a sub-limit of up to $25.0 million and a sub-limit of $50.0 million for letters of credit (the “New Credit Facility”). Concurrently with the effectiveness of the New Credit Facility, the Company borrowed approximately $35.0 million. The proceeds from the Notes, together with cash on hand and borrowings under the New Credit Facility, were used to (i) fund the upfront cash consideration of the Magnum Acquisition, (ii) fully repay the term loan borrowings under the Company’s existing credit agreement (the “Legacy Term Loans”) and (iii) pay fees and expenses associated with the issuance of the Notes, the Magnum Acquisition and the New Credit Facility.

The following unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and Magnum’s historical combined financial statements as adjusted to give effect to the Production Solutions Disposition, the Magnum Acquisition and the related financing transactions. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 gives effect to the Production Solutions Disposition as if it had occurred on January 1, 2018. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 gives effect to the Production Solutions Disposition, the Magnum Acquisition and the related financing transactions as if they had occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet as of June 30, 2019 gives effect to the Production Solutions Disposition as if it had occurred on June 30, 2019.

The unaudited pro forma condensed combined financial statements and related notes are not necessarily indicative of the financial position that would have existed or the financial results that would have occurred if the Production Solutions Disposition, the Magnum Acquisition and the related financing transactions had been consummated on the dates indicated, nor are they necessarily indicative of the Company’s future financial position or operating results. The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements. These estimates are based on currently available information and certain assumptions that the Company currently believes are reasonable. The pro forma adjustments reflected herein are limited to amounts that are directly attributable to the Production Solutions Disposition, the Magnum Acquisition and the related financing transactions, factually supportable and, with respect to the pro forma condensed combined statements of operations, are expected to have a continuing impact. These pro forma adjustments will differ from the actual adjustments, and the differences may be material. The unaudited pro forma condensed combined financial statements do not reflect the realization of any expected cost savings or other synergies from the Magnum Acquisition as a result of restructuring activities and other planned cost savings initiatives following the completion of the Magnum Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2019

(in thousands)

	Nine historical	Pro forma adjustments - Production Solutions Disposition		Nine pro forma results
Current assets:
Cash and cash equivalents	$16,886	$17,362	(a)	$34,248
Accounts receivable, net	169,450	(16,926	)(b)	152,524
Inventories, net	87,935	(6	)(b)	87,929
Prepaid expenses and other current assets	16,482	(674	)(b)	15,808

Total current assets	290,753	(244)		290,509
Property and equipment, net	220,575	(19,458	)(b)	201,117
Definite-lived intangible assets, net	164,135	—		164,135
Goodwill	307,804	—		307,804
Indefinite-lived intangible assets	108,711	—		108,711
Other long-term assets	5,723	—		5,723

Total assets	$1,097,701	$(19,702)		$1,077,999

Current liabilities:
Accounts payable	$38,993	$(1,291	)(b)	$37,702
Accrued expenses	30,820	(1,160	)(b)	29,660
Current portion of capital lease obligations	1,012	(62	)(b)	950
Income taxes payable	97	—		97

Total current liabilities	70,922	(2,513)		68,409
Long-term liabilities
Long-term debt	391,018	—		391,018
Deferred income taxes	2,896	—		2,896
Long-term capital lease obligations	2,864	(155	)(b)	2,709
Other long-term liabilities	5,692	—		5,692

Total liabilities	473,392	(2,668)		470,724

Stockholders equity:
Common stock	307	—		307
Additional paid-in-capital	752,072	—		752,072
Accumulated other comprehensive loss	(4,403)	—		(4,403)
Accumulated deficit	(123,667)	(17,034	)(c)	(140,701)

Total stockholders’ equity	624,309	(17,034)		607,275

Total liabilities and stockholders’ equity	$1,097,701	$(19,702)		$1,077,999

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2019

(in thousands, except share and per share amounts)

	Nine historical	Pro forma adjustments - Production Solutions Disposition		Nine pro forma results
Revenues	$467,222	$(42,219	)(d)	$425,003
Cost and expenses
Cost of revenues (exclusive of depreciation and amortization shown separately below)	363,145	(35,684	)(d)	327,461
General and administrative expenses	41,757	(2,708	)(d)	39,049
Gain on revaluation of contingent liabilities	(14,930)	—		(14,930)
Depreciation	27,376	(3,800	)(d)	23,576
Amortization of intangibles	9,316	—		9,316
Gain on sale of property and equipment	(333)	288	(d)	(45)

Income from operations	40,891	(315)		40,576
Interest expense	19,769	(11	)(d)	19,758

Income before income taxes	21,122	(304)		20,818
Benefit for income taxes	(2,275)	(14	)(e)	(2,289)

Net income	$23,397	$(290)		$23,107

Earnings per share:
Basic	$0.80			$0.79

Diluted	$0.80			$0.79

Weighted average number of common shares outstanding:
Basic	29,250,744	—		29,250,744

Diluted	29,423,163	—		29,423,163

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2018

(in thousands, except share and per share amounts)

	Nine historical	Pro forma adjustments - Production Solutions Disposition		Subtotal	Magnum historical		Reclassification adjustments - Magnum Acquisition (NOTE 2)	Pro forma adjustments - Magnum Acquisition		Nine pro forma results
Revenues	$827,174	$(81,858	)(d)	$745,316	$121,108	(f)	$—	$—		$866,424
Cost and expenses
Cost of revenues (exclusive of depreciation and amortization shown separately below)	639,298	(70,801	)(d)	568,497	80,850	(f)	(761)	(3,170	)(g)	645,416
General and administrative expenses	75,993	(5,271	)(d)	70,722	20,051	(f)	(37)	(1,565	)(h)	83,966
								(5,205	)(i)
Depreciation	54,257	(10,979	)(d)	43,278	—		798	187	(j)	44,263
Amortization of intangibles	9,558	(1,037	)(d)	8,521	—		—	10,148	(k)	18,669
Impairment of property and equipment	45,694	(45,694	)(d)	—	—		—	—		—
Impairment of goodwill	12,986	(12,986	)(d)	—	—		—	—		—
Impairment of intangibles	19,065	(19,065	)(d)	—	—		—	—		—
Loss on equity method investment	347	—		347	—		—	—		347
Gain on sale of property and equipment	(1,731)	325	(d)	(1,406)	—		(157)	—		(1,563)

Income (loss) from operations	(28,293)	83,650		55,357	20,207		157	(395)		75,326
Other expense
Interest expense	22,315	(7	)(d)	22,308	8	(f)	—	17,309	(l)	39,625
Other expense	—	—		—	(157	)(f)	157	—		—

Total other expenses	22,315	(7)		22,308	(149)		157	17,309		39,625

Income (loss) before income taxes	(50,608)	83,657		33,049	20,356		—	(17,704)		35,701
Provision for income taxes	2,375	1,350	(e)	3,725	981	(f)	—	(828	)(e)	3,878

Net income (loss)	$(52,983)	$82,307		$29,324	$19,375		$—	$(16,876)		$31,823

Earnings (loss) per share:
Basic	$(2.17)			$1.20						$1.08

Diluted	$(2.17)			$1.20						$1.08

Weighted average number of common shares outstanding:
Basic	24,411,213	—		24,411,213	—		—	5,000,000	(m)	29,411,213

Diluted	24,411,213	—		24,411,213	—		—	5,000,000		29,411,213

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of presentation

The Magnum Acquisition was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Magnum’s assets acquired and liabilities assumed and conformed the accounting policies of Magnum to its own accounting policies.

Note 2 – Reclassifications

Certain reclassification adjustments have been made to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 to conform Magnum’s unaudited combined statement of operations for the period beginning January 1, 2018 and ended October 25, 2018 to the Company’s presentation, as follows:

•	The Company recognizes depreciation as a separate component of operating income or loss, whereas Magnum recognizes a portion of these amounts as cost of revenue.

•	The Company recognizes gains or losses on sale of assets as a separate component of operating income or loss, whereas Magnum recognizes these amounts as non-operating income or expense.

Note 3 – Calculation of purchase consideration and preliminary purchase price allocation

The following table summarizes the fair value of purchase consideration transferred on the Magnum Closing Date (in thousands):

Proceeds from newly issued Notes and New Credit Facility	$296,622
Cash provided from operations	58,760

Total upfront cash consideration	$355,382

Issuance of the Company’s common shares	177,350
Contingent consideration	23,029	(1)

Total purchase consideration	$555,761

(1)

Represents the Company’s estimated fair value of the Magnum Earnout based on a Monte Carlo simulation model with estimated outcomes ranging from $0 to $25.0 million. The estimated fair value of the Magnum Earnout was based upon available information and certain assumptions, known at the time of the Magnum Closing Date, which management believed were reasonable. Any difference in the actual Magnum Earnout from the estimated fair value of the Magnum Earnout will be recorded in operating income (loss) in the Company’s consolidated statement of operations.

The final determination of the fair value of assets acquired and liabilities assumed at the Magnum Closing Date will be completed as soon as possible, but no later than one year from the Magnum Closing Date (the “Measurement Period”). The Company’s preliminary purchase price allocation is subject to revision as additional information about the fair value of assets and liabilities becomes available. Additional information that existed as of the Magnum Closing Date, but at the time was unknown to the Company, may become known to the Company during the reminder of the Measurement Period. The final determination of fair value may differ materially from these preliminary estimates.

The following table (in thousands) summarizes the preliminary allocation of the purchase price of the Magnum Acquisition to the assets acquired and liabilities assumed based on the fair value as of the Magnum Closing Date, with the excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill.

Cash and cash equivalents	$8,509
Accounts receivable, net	30,441
Income taxes receivable	272
Inventories	55,169
Prepaid expenses and other current assets	1,147
Property and equipment, net	3,729
Goodwill	225,839
Definite-lived intangible assets	148,000
Indefinite-lived intangible assets	96,000
Other long-term assets	1,055
Accounts payable	(3,626)
Accrued expenses	(10,759)
Other long-term liabilities	(15)

Total net assets acquired	$555,761

All goodwill acquired is attributable to expected synergies gained through the Magnum Acquisition as well as the assembled workforce.

A portion of the fair value consideration transferred has been preliminarily assigned to identifiable intangible assets as follows:

				Definite-Lived		Other	Indefinite-Lived
	Customer	Non-Compete		Intangible Assets	Trade	Intangible	Intangible Assets
	Relationships	Agreements	Technology	Total	Names	Assets	Total
		(in thousands, except weighted average useful life information)
Fair value	$25,000	$3,000	$120,000	$148,000	$95,000	$1,000	$96,000
Weighted average useful life	9.0	2.1	15.0		Indefinite	Indefinite

The fair value of technology and the fair value of customer relationships were estimated using the income approach, specifically the multi-period excess earnings method. The multi-period excess earnings method consists of isolating the cash flows attributed to the intangible asset, which are then discounted to present value to calculate the fair value of the intangible asset. The fair value of trade names was estimated using the relief-to-royalty method of the income approach. This approach is based on the assumption that in lieu of ownership, a company would be willing to pay a royalty in order to exploit the related benefits of this intangible asset. The fair value of the non-compete agreements was estimated using a with and without scenario where cash flows were projected through the term of the non-compete agreement assuming the non-compete agreement is in place and compared to cash flows assuming the non-compete agreement was not in place.

Note 4 – Pro forma adjustments

The pro forma adjustments are based on the Company’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial statements:

(a) Represents $17.4 million in estimated proceeds from the Production Solutions Disposition, which is subject to working capital adjustments. The Company expects to retain the estimated proceeds for working capital purposes.

(b) Represents the elimination of assets and liabilities associated with the Production Solutions Disposition.

(c) Represents the recognition of a $17.0 million estimated loss on sale which would have been realized upon the Production Solutions Disposition had the Production Solutions Disposition closed on June 30, 2019. The estimated loss on sale has not been reflected in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 as it is considered to be nonrecurring in nature. Actual adjustments may differ from the information presented.

(d) Represents the elimination of revenues and costs associated with the Production Solutions Disposition.

(e) Represents the income tax effect of pro forma adjustments based on the estimated blended federal and state effective tax rate of negative 11.0% for the six months ended June 30, 2019 and 10.86% for the year ended December 31, 2018. Due to the changes in valuation allowances, the use of a statutory rate would not result in an accurate income tax provision on a pro-forma basis.

(f) Represents Magnum’s unaudited combined statement of operations for the period beginning January 1, 2018 and ended October 25, 2018.

(g) Represents the elimination of sales commissions due from or paid by Magnum to an intercompany entity that was not included in the Magnum Acquisition.

(h) Represents the elimination of insurance premiums paid by Magnum to a captive insurance entity under common ownership that was not included in the Magnum Acquisition for additional insurance coverage that was not replaced subsequent to the close of the transaction.

(i) Represents the elimination of nonrecurring transaction costs incurred during the year ended December 31, 2018 that are directly related to the Magnum Acquisition.

(j) Represents the pro forma impact of depreciation expense based on the estimated fair values of the acquired property and equipment associated with the Magnum Acquisition.

(k) Represents the pro forma impact of amortization expense based on the estimated fair values of the identifiable intangible assets associated with the Magnum Acquisition as follows:

			Pro Forma Amortization Expense
			Year Ended
	Useful Life	Fair Value	December 31, 2018
Customer relationships	9	$25,000	$2,778
Technology	15.0	120,000	8,000
Noncompete agreements	2.1	3,000	1,400

Pro forma adjustments to definite-lived intangible assets		$148,000

Trade name	Indefinite	95,000	$—
In-process research and development	Indefinite	1,000	—

Pro forma adjustments to indefinite-lived intangible assets		$96,000

			$12,178

Approximately $2.1 million of amortization expense associated with the Magnum Acquisition was recorded in Nine’s historical results for the year ended December 31, 2018.

(l) Represents the net increase to interest expense resulting from interest on the Notes (based on an interest rate of 8.75%), interest on borrowings under the New Credit Facility (based on an interest rate of 4.69%) and the amortization of new deferred financing costs, partially offset with the elimination of interest expense and deferred financing costs associated with the Legacy Term Loans as follows (in thousands):

Year Ended
December 31, 2018
Interest expense on the Company’s Notes and New Credit Facility	$36,641
Amortization of new deferred financing costs	2,984

$39,625

Less: Elimination of interest expense and deferred financing costs associated with the Company’s Legacy Term Loans	(22,316)

Pro forma adjustment to interest expense	$17,309

(m) Represents the pro forma impact to weighted average shares outstanding to reflect the issuance of 5.0 million shares to the sellers of Magnum as of the beginning of the period presented.